Company Contact:
Gail A. Sloan
Vice President of Finance and Secretary
La Jolla Pharmaceutical Company
858-452-6600
gail.sloan@ljpc.com

LA JOLLA PHARMACEUTICAL COMPANY ANNOUNCES FILING

OF JOINT PROXY STATEMENT/PROSPECTUS

SAN DIEGO, DECEMBER 22, 2009 – La Jolla Pharmaceutical Company (NASDAQ: LJPC) (“La Jolla”) today announced that it has filed its Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in connection with its proposed merger with Adamis Pharmaceuticals Corporation (“Adamis”). The definitive merger agreement was entered into on December 4, 2009 and closing of the merger is subject to certain closing conditions, including approval by the stockholders of La Jolla and Adamis. Adamis stockholders holding approximately 35% of the outstanding common stock of Adamis have agreed to vote in favor of the merger, which is currently expected to close by the end of the first quarter of 2010. If the merger is consummated, La Jolla’s name will be changed to Adamis Pharmaceuticals Corporation.

The Registration Statement contains detailed information regarding the merger, including answers to the following frequently asked questions:

Q: What is the transaction?
A: The transaction is the merger of La Jolla’s wholly-owned subsidiary, Jewel Merger Sub, Inc., with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of La Jolla. As a result, Adamis stockholders will be entitled to have their shares of Adamis common stock converted into shares of La Jolla common stock and will obtain a controlling stake in La Jolla after the closing of the merger.

Q: Why are the two companies proposing to merge?
A: The combined company resulting from the merger will be a specialty pharmaceutical company that has recently launched its first significant product, has several product candidates in late stage development and will be led by an experienced senior management team from Adamis. The merger provides La Jolla with a product pipeline and provides Adamis with the anticipated net cash from La Jolla to strengthen Adamis’ balance sheet and support Adamis’ commercialization and drug development activities.

Q: What is the reverse stock split and why is it necessary?
A: The reverse stock split is the combination of the outstanding shares of La Jolla common stock into a lesser number of shares immediately prior to the effective time of the merger. For example, the reverse stock split is expected to range between one-for-three and one-for-thirty. If the reverse stock split ratio is one-for-three, this means that every three shares of La Jolla common stock outstanding prior to the reverse split will be combined into one share of La Jolla common stock outstanding post-split; if the reverse stock split ratio is one-for-thirty, this means that every thirty shares of La Jolla common stock outstanding prior to the reverse split will be combined into one share of La Jolla common stock outstanding post-split.

The reverse stock split only affects the La Jolla stockholders and is necessary to adjust the number of shares owned by La Jolla stockholders so that they represent an agreed-upon percentage of the combined company, after giving effect to the fair value of the net assets that La Jolla is contributing to the combined company. At the effective time of the merger, existing La Jolla stockholders are expected to own between 5% and 30% of the combined company.

Q: How is the reverse stock split calculated?
A: The precise reverse stock split ratio will be determined based on the amount of La Jolla’s net cash as of the closing date of the merger, plus $750,000, divided by Adamis’ weighted average stock price prior to closing, subject to a variable discount, which in no event will yield a stock price that is less than $0.20 or greater than $1.50.

The following table shows the estimated percentage ownership of the outstanding shares of common stock of the combined company that Adamis stockholders and current La Jolla stockholders would be expected to hold immediately following the closing of the merger, based on an assumed 45,972,303 outstanding Adamis shares and 65,722,648 outstanding La Jolla shares at the closing date of the merger, and reflecting the assumed high and low amounts of La Jolla Net Cash ($3.0 million (high) and $2.5 million (low), respectively) and different Adamis weighted average stock prices and related discounted stock prices.

				Total La Jolla
				Stockholders’
			La Jolla	Approximate			Total Adamis Stockholders’
	Adamis Weighted		Stockholders’	Ownership		Adamis	Approximate Ownership
La Jolla Net	Average	Adamis Discounted	Reverse Stock Split	in the Combined		Stockholders’	in the Combined
Cash Plus $750,000	Stock Price	Stock Price	Ratio	Company After Closing		Exchange Ratio	Company After Closing
				Share Amount	%		Share Amount	%
$3,750,000	$2.00	$1.50	1:26.3	2,500,000	5	1:1	45,972,303	95
(high)	$1.00	$0.75	1:13.1	5,000,000	10	1:1	45,972,303	90
	$0.50	$0.38	1:6.6	10,000,000	18	1:1	45,972,303	82
	$0.25	$0.20	1:3.5	18,750,000	29	1:1	45,972,303	71

$3,250,000	$2.00	$1.50	1:30.3	2,166,667	5	1:1	45,972,303	95
(low)	$1.00	$0.75	1:15.2	4,333,333	9	1:1	45,972,303	91
	$0.50	$0.38	1:7.6	8,666,667	16	1:1	45,972,303	84
	$0.25	$0.20	1:4	16,250,000	26	1:1	45,972,303	74

Q: How many shares of common stock of the combined company would I own assuming that I currently own 100 shares of La Jolla common stock?
A: As a result of the proposed reverse stock split, immediately prior to the effective time of the merger, your 100 shares of La Jolla common stock would be reduced to a range expected to be between 3 and 33 shares of common stock of the combined company (depending on the reverse split ratio, which is expected to range between one-for-three and one-for-thirty). After your shares are subject to this reverse stock split, La Jolla will then issue new post-reverse split shares of La Jolla common stock to holders of Adamis common stock on a fixed one-for-one basis in connection with the merger.

Q: How many shares of common stock of the combined company would I own assuming that I currently own 100 shares of Adamis common stock?
A: As a result of the merger, immediately after the effective time of the merger, your 100 shares of Adamis common stock will be converted into 100 shares of La Jolla common stock (post-reverse stock split). The reverse stock split will have no impact on Adamis stockholders.

Q: What will happen to any options or warrants to acquire Adamis common stock in the merger?
A: In connection with the merger, Adamis warrant holders and option holders will have their Adamis warrants and options converted into warrants and options to purchase La Jolla common stock.

Q: Who will be the directors and executive officers of the combined company immediately following the merger?
A: Immediately following the merger, the board of directors of the combined company is expected to be composed solely of the members of the Adamis board of directors prior to the merger: (i) Dennis J. Carlo, Ph.D., (ii) David J. Marguglio and (iii) Richard L. Aloi. Immediately following the merger, the executive management team of the combined company is expected to be composed solely of the members of the Adamis executive management team prior to the merger:

Name	Position
Dennis J. Carlo, Ph.D.	President, Chief Executive Officer, and Director

Richard L. Aloi	President, Adamis Laboratories, and Director

Robert O. Hopkins	Vice President, Finance and Chief Financial Officer

David J. Marguglio	Vice President of Business Development and Investor Relations, and Director

Q: What happens to La Jolla if the merger is not ultimately completed?
A: La Jolla will have limited cash resources, and if the merger with Adamis does not close, the La Jolla board of directors may elect to, among other things, attempt to complete another strategic transaction or wind down the business in a voluntary dissolution under Delaware law.

Q: When do La Jolla and Adamis expect to complete the merger?
A: La Jolla and Adamis are working to complete the merger during the first quarter of calendar year 2010, or as soon thereafter as reasonably possible. We must first obtain the necessary approvals, including, but not limited to, the approval of each company’s stockholders, and satisfy the closing conditions described in the merger agreement. We cannot assure you as to if or whether all the conditions to the merger will be met nor can we predict the exact timing of the closing of the merger or whether the merger will be completed at all.

Other Information

NASDAQ has informed La Jolla that the merger will constitute a change of control, which will require that La Jolla file a new listing application and demonstrate compliance with the NASDAQ new listing standards prior to the closing of the merger. At present, the combined company would not satisfy these standards. If these listing standards cannot be met prior to closing, the parties expect that La Jolla’s stock would be delisted and would then be quoted on the OTC Bulletin Board.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

On December 22, 2009, La Jolla filed a joint proxy statement/prospectus in connection with the merger with Adamis. Once declared effective by the SEC, the final proxy statement included in the Form S-4 will be mailed to La Jolla stockholders prior to a special meeting of La Jolla stockholders to consider the proposals related to the merger. Investors and security holders of both La Jolla and Adamis are urged to read the joint proxy statement/prospectus because it contains important information about La Jolla, Adamis and the proposed transaction. The joint proxy statement/prospectus, and any other documents filed by La Jolla with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by La Jolla by contacting La Jolla Investor Relations by e-mail at gail.sloan@ljpc.com or by telephone at (858) 452-6600. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction. La Jolla and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from La Jolla’s stockholders in favor of the proposed transaction. Information about the directors and executive officers of La Jolla and their respective interests in the proposed transaction is available in the joint proxy statement/prospectus.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: the expected reverse stock split ratio range, the expected relative ownership of the combined company following the proposed merger with Adamis, the ability of La Jolla to maintain its listing on the NASDAQ Capital Market, and the ability to complete the merger with Adamis. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause La Jolla’s actual results to be materially different from these forward-looking statements. La Jolla cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in La Jolla’s filings from time to time with the SEC, which La Jolla strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to La Jolla or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in La Jolla’s reports filed with the SEC. La Jolla expressly disclaims any intent to update any forward-looking statements.